SEPARATION AND RELEASE AGREEMENT

FOR VALUABLE CONSIDERATION, this Separation and Release Agreement is entered into on       (the “Effective Date”) by William T. Keena and AMERIGROUP Corporation.

SECTION I
REASONS FOR AGREEMENT

1. The Company and I have agreed that my employment with the Company shall terminate and I shall permanently separate from the Company, effective as of the close of business on July 1, 2008 (the “End Date”). However, beginning at the close of business on the Effective Date and ending on the End Date, I shall be on Administrative Leave, as defined below.

2. Although the Company and I are amicably parting, the Company and I recognize that such a relationship and its termination may give rise to potential claims or liabilities. To the fullest extent permitted by law, the Company and I wish to resolve and fully settle such claims or liabilities pursuant to the terms of this Agreement.

SECTION II
DEFINITIONS

The Company and I agree to the following definitions, and that they shall apply to this Agreement:

401(k) Plan
A 401(k) plan is a type of employer-sponsored retirement plan, established pursuant to 26 USC 409A, as amended.

ADEA
Age Discrimination in Employment Act of 1967, as amended.

Administrative Leave
Paid leave that begins on the Effective Date and ends on the End Date.

During Administrative Leave, I understand and agree that:

(a)	I shall continue to receive salary payments at the rate in effect on the Effective Date, payable in accordance with the Company’s regular biweekly payroll cycle;

(b)	except as expressly provided herein and subject to the terms and eligibility of the applicable plans, I shall continue to receive coverage under the Company’s employee medical, dental, vision, life, accidental death and dismemberment, disability, employee assistance program, short term disability, long term disability and flexible spending plans at my coverage or participation level as of the Effective Date;

(c)	the stock options and restricted stock awards previously granted to me will continue to vest in accordance with the terms of the applicable Equity Agreement through the close of business on the End Date;

(d)	I shall continue to receive Company contributions to my 401(k) plan and my health savings plan, if applicable.

(e) I shall not report for work or be present on Company property;

(f)	I shall not accrue PAL; and

(g)	I shall not represent myself to be an employee of the Company or have any authority to contract for or on behalf of the Company, to incur obligations or indebtedness for or on behalf of the Company, or, in any way to bind, act on behalf of, or represent the Company.

Agreement
This Separation and Release Agreement and all, if any, addenda, schedules, and other documents attached hereto or incorporated herein by reference.

Chairman’s Bonus Program
That cash incentive plan by which employees may receive a cash bonus, contingent upon the Company and the employee achieving certain criteria, which is payable under the Company’s 2007 Cash Incentive Plan, as amended, or any predecessor or successor plan.

COBRA
Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

Code of Conduct
The Company’s Code of Business Conduct and Ethics, as in effect from time to time.

Company
AMERIGROUP Corporation, a Delaware corporation, and its successors and assigns.

Company Parties
The Company’s subsidiaries, affiliates, successors, and assigns, and each of their respective present and former officers, directors, shareholders, partners, employees, and attorneys, and agents of any of them, whether in their individual or official capacities, and the current and former trustees or administrators of any pension, welfare, or other employee benefit plan of Company, in their official and individual capacities, all of whom are third party beneficiaries of this Agreement.

Confidential Separation Information
The existence of and terms set forth in this Agreement.

Consideration Period
That reasonable period but in no event less than twenty-one (21) days, during which I can consider whether to sign the Agreement. The twenty-one (21) day period begins to run on the day that I am provided a copy of this Agreement. I understand that if I sign the Agreement before the end of the twenty-one (21) day period, it will be my voluntary decision to do so because I have decided I do not need any additional time to decide whether to sign the Agreement.

Corporate Compliance Officer
The Company’s Senior Vice President, Business Ethics, or such other person designated by the Company from time to time as responsible for ensuring the application of the Code of Conduct.

Corporate Compliance Program
Those guidelines and standards promulgated in support of the Code of Conduct. The Code of Conduct is posted on the Company’s corporate website, www.amerigroupcorp.com, a copy of which was provided to me in the course of my employment with the Company.

Effective Date
Shall be the date of this Agreement, May 23, 2008.

End Date
The date set forth in Section I (1) above, which shall be the date on which the employee/employer relationship between the Company and me ends.

ENNDA
Any Employee Noncompetition, Nondisclosure and Developments Agreement, Confidentiality Agreement, or similar agreement, signed by me in connection with my employment with the Company.

Equity Agreements
Restricted Stock Agreements and Stock Option Agreements issued pursuant to the Company’s 2005 Equity Incentive Plan, as amended, or any successor or predecessor plan.

I, Me, or My
“I,” “me,” or “my,” as used herein, shall at all times mean William T. Keena, and anyone who has or obtains any legal rights or claims through William T. Keena.

LTIP
The Company’s Long Term Incentive Plan, payable under the Company’s 2007 Cash Incentive Plan, as amended, or any predecessor or successor plan, designed to provide long-term cash incentive compensation based upon individual and Company performance through a three (3) year deferred payment structure.

My Claims
All of the claims I have now against the Company, whether or not I know about those claims, including but not limited to, claims for any action or inaction, loss, expense, or any damages of whatever nature arising from any occurrence or occurrences from the beginning of time until the date on which I release such claims, including, to the extent permitted by law, claims for: breach of express or implied contract; payment of wages, commissions, reimbursements, sick pay, vacation pay, employee benefits, insurance, pension, or other compensation, including any bonus or other payments under the Chairman’s Bonus Plan or LTIP; fraud or misrepresentation; violation of any federal, state, and/or local law, regulation or rule, including but not limited to, Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, the Equal Pay Act, the Rehabilitation Act, the ADEA, the Employee Retirement Income Security Act (except for any vested benefits under any tax qualified benefit plan), Older Workers Benefit Protection Act, the Pregnancy Discrimination Act, COBRA, the Worker Adjustment and Retraining Notification Act, the Sarbanes-Oxley Act, the Fair Credit Reporting Act, in each case as amended, and all other Executive Orders, federal, state, and/or local civil rights laws prohibiting discrimination or other unlawful activity on the basis of race, color, creed, marital status, sex, age, religion, national origin, disability, pregnancy, sexual orientation, political affiliation, status with respect to public assistance, membership in local commission, or any other protected class status; sexual harassment; retaliation; defamation; intentional or negligent infliction of emotional distress; breach of the covenant of good faith and fair dealing; promissory estoppel; unjust enrichment; negligence; wrongful termination of employment; constructive discharge; invasion of privacy; fraudulent inducement; negligent hiring, retention, training, and/or supervision; all other claims for unlawful employment practices; all claims for attorney’s fees, costs, disbursements, fees, or other payments; and all other common law, legal, equitable or statutory claims (whether on a contract, tort, or other theory), whether they could be brought directly by me on my own behalf or by any other person, agency, or organization on my behalf.

PAL
Paid Annual Leave.

Revocation Period
If I am entitled to rights under the ADEA, that seven (7) day period, during which I may revoke the portion of this Agreement that releases claims under the ADEA. I understand that the seven (7) day period begins to run on the day that I sign this Agreement.

Section 409A
Section 409A of the Internal Revenue Code of 1986, as amended.

Severance Payments
Shall have the meaning provided in Section III (1)(b) below. The Severance Payments are treated like weekly earnings and applied to the period following my separation. My eligibility for unemployment benefits will be delayed until the Severance Payments have ended.

Severance Period
The period during which I am eligible to receive payments pursuant to Section III (1)(b).

SECTION III

BENEFITS

1. Subject to the terms and conditions hereof, including Sections III (2), (4) and (5), I understand that, in order to assist me in my separation and as consideration for the promises that I make in this Agreement, the Company agrees to provide certain benefits and payments to me.

(a) If I:

(i) agree to the terms and conditions of this Agreement;

(ii)	sign and deliver to the Company this Agreement;
(iii)	do not revoke or rescind this Agreement; and
(iv)	do not breach this Agreement:

(b) then, beginning no sooner than the eighth (8th) day after I sign this Agreement, or the first payroll distribution day after the End Date, whichever occurs later, the Company shall pay to me:

(i) a lump-sum payment in the amount of Seventy Five Thousand dollars and no cents ($75,000.00); and

(ii) an additional Three Hundred Thirty-Three Thousand Three Hundred Thirty-Three dollars and no cents ($333,333.00) distributed over a twelve (12) month period on the Company’s regular biweekly payroll cycle (the “Severance Payments”).

2. The Company has agreed to provide the Severance Payments to assist me in transitioning to, and until I secure employment or a consulting role with, another entity. Accordingly, I understand and agree that the Severance Payments shall be reduced upon the occurrence of certain events in accordance with this Section III (2) as follows.

(a) If, during the Severance Period, I become employed by or render consulting services to any person or entity, the Severance Payments shall be permanently reduced by the amount of any wages, consulting fees or other cash remuneration paid or to be paid to me in consideration of such employment or consultancy. The reduction shall be applied pro rata on a biweekly basis over the remaining payments to be made to me pursuant to Section III (1)(b)(ii). By way of example and for illustrative purposes only, if a biweekly payment to be made to me pursuant to Section III (1)(b)(ii) equals $12,820.50 and I become employed or serve as a consultant with a salary or fee arrangement, as applicable, at an annual rate of $200,000 (which would equal $7,692.31 on a biweekly basis), then the biweekly amount payable to me under Section III (1)(b)(ii) shall be permanently reduced by $7,692.31 to $5,128.19 for the remainder of the Severance Period. The subsequent loss of employment or termination of consulting services shall not affect the reduction in the Severance Payments contemplated by this Section III (2)(a).

(b) I agree that I have an affirmative obligation to actively seek new employment during the Severance Period and to immediately notify the Company in writing upon my acceptance of new employment or a consulting engagement (setting forth in reasonable detail the nature of the position and compensation) and that the failure to actively seek employment or to inform the Company immediately upon accepting employment or a consulting engagement shall constitute a material breach of this Agreement.

3. As soon as practicable after the End Date, the Company will (a) pay me a lump sum for all my accrued and unpaid PAL, and (b) reimburse me for unreimbursed expenses incurred prior to the Effective Date, in accordance with the Company’s Travel Expense Policy; however, I understand that I must submit reimbursement requests, with receipts attached, within thirty (30) days after the Effective Date otherwise the Company will not reimburse me.

4. To the extent required by law, the Company will withhold income and employment taxes and other amounts from payments and benefits provided under this Agreement, including any amounts payable under this Section III.

5. I acknowledge and agree that in the event that I breach this Agreement, the Equity Agreements or the ENNDA, the Company shall have no obligation to make any payments to me provided for in Section III hereof and the Company may seek any other remedies available to it arising from such breach.

SECTION IV
REPRESENTATIONS

1. I agree that I have or will be separated from employment with the Company at the close of business on the End Date.

2. I agree that the Company has no formal severance package, is not obligated to provide any severance benefit, and is only obligated to pay compensation that has already accrued. The benefits and payments provided to me in this Agreement are unique to me and reflect my contribution to the Company. This Agreement shall not be deemed to establish an agreement or other employee benefit plan or program available to other Company employees. I further agree that certain benefits and payments provided for in this Agreement are in excess of the amounts that I would otherwise be entitled to receive.

3. I agree that this Agreement does not constitute an admission that the Company has violated any local ordinance, state or federal statute or regulation, or principle of common law, or that the Company has engaged in any unlawful or improper conduct toward me. I agree that I will not characterize this Agreement or the payment of any money or other consideration in accordance with this Agreement as an admission that the Company has engaged in any unlawful or improper conduct toward me or treated me unfairly.

4. I agree that at all relative times, I was an employee “at-will” and that my employment with the Company will cease effective as of the close of business on the End Date.

5. I understand that if I have any unvested options to purchase shares of common stock of the Company, the End Date will trigger the expiration of those options and, if I have any vested but unexercised options to purchase shares of common stock of the Company, the End Date will begin the post-termination exercise period as provided in the applicable Equity Agreement.  Further, if I have any shares of restricted stock of the Company for which the restrictions have not lapsed, then those shares shall immediately be reacquired by the Company as of the End Date without consideration of any kind pursuant to the terms of the applicable Equity Agreement.

6. In accordance with Company policies, if any person asks the Company for a reference for me, the Company will provide only my dates or employment. I agree that I will not at any time disparage, defame, or besmirch the reputation, character, image, products, or services of the Company or the Company Parties.

7. I understand that during the Consideration Period, if applicable, I may consider whether to sign this Agreement.

8. I understand that I have no obligation to sign this Agreement. I understand that if I choose not to sign this Agreement, the Company will pay me the compensation that I have earned through the Effective Date, and the aforementioned accrued and unpaid PAL, all less applicable taxes and deductions. Further, if I choose not to sign this Agreement, I: (i) shall retain all vested benefits under the Company’s 401(k) Plan; (ii) will be reimbursed for incurred and unreimbursed expenses, subject to the provisions herein; (iii) will be offered the benefits to which I am entitled under COBRA; and (iv) shall retain all vested benefits under the Company’s Deferred Compensation Plan, if I am a participant.

9. The Company and I agree that the circumstances of my separation from the Company do not constitute a “for cause” termination pursuant to the applicable section of the ENNDA, or pursuant to the applicable sections of the Equity Agreements. Accordingly, I understand that, effective on the End Date, I am released from the non-compete restrictions of the ENNDA and of the Equity Agreements. Nonetheless, I agree to continue to comply with all other terms of the ENNDA and the Equity Agreements, including the non-disclosure, non-solicitation and confidentiality provisions, and I agree and understand that the other restrictions contained in those agreements survive execution of this Agreement and my separation from the Company.

10. I acknowledge that:

(a)	I have been advised by the Company to consult with my attorney before executing this Agreement;

(b)	I have had a full opportunity to consider this Agreement;

(c)	I have had a full opportunity to ask any questions that I may have concerning this Agreement, or the settlement of My Claims, if any, against the Company and others;

(d)	I have not relied upon any written or oral statements or representations made by the Company, or its representatives, other than the statements and representations that are explicitly set forth in this Agreement, and any qualified employee benefit plans sponsored by the Company in which I am a participant; and

(e)	I am competent and possess the full and complete authority to covenant and agree as herein provided, and that I am signing this Agreement voluntarily and of my own free will.

11. If, after the End Date, I file an application for unemployment compensation pursuant to my state’s guidelines, the Company will not contest my application. However, the Company will not provide false or misleading information to any federal, state, or local agency.

12. I resign as an officer of the Company effective as of the Effective Date.

SECTION V
RELEASE and WAIVER

1. I represent that I have not given, sold, assigned, or transferred to any one else, any of My Claims, or any portion of My Claims.

2. On behalf of myself, my attorneys, heirs, executors, administrators, successors and assigns, to the fullest extent permitted by applicable law, I hereby release, discharge, and give up all My Claims against the Company and the Company Parties in exchange for the compensation, promises, and undertakings as described in this Agreement between the Company and me. I hereby release and discharge the Company and the Company Parties not only from any and all of My Claims that I could make on my own behalf, but also from those claims that may or could be brought by any other person or organization on my behalf. I have not caused or permitted to be served, filed, or commenced, and I will not cause or permit to be served, filed, or commenced, any lawsuits, charges, complaints, actions, notices, or other demands against the Company or the Company Parties with any federal, state, or local judicial or administrative agency or body based on My Claims. In the event any such claim has been or is asserted, I agree that this release shall act as a total and complete bar to my re-employment or to recovery of any relief or sum or amount whatsoever from the Company and the Company Parties, whether labeled award, liability, damages, judgment, back pay, wages, fine, or penalty, or otherwise resulting directly or indirectly from any lawsuit, remedy, charge, or complaint, whether brought privately by me or by anyone else, including any federal, state, or local judicial or administrative agency or body, whether or not on my behalf or at my request, and I agree to pay for all costs incurred by the Company and the Company Parties, including reasonable attorneys’ fees, in defending against such claim. The benefits and payments I am receiving represent full and fair compensation for the release of all My Claims, including without limitation, claims for attorneys’ fees and costs. The Company shall not be obligated and does not owe me anything in addition to that described above.

3. I agree that I have been paid for and/or have received all compensation, wages, bonuses, commissions, and/or benefits to which I may be entitled (including all amounts under the Chairman’s Bonus Program and the LTIP). I agree that I have been granted any leave to which I was entitled under the Family and Medical Leave Act, as amended, the Pregnancy Discrimination Act, as amended, or related state or local leave or disability accommodation laws, and that there has been no retaliation as a result of, interference with, or restraint of my use of such leave. I further agree that I have no known workplace injuries or occupational diseases.

4. I agree that I have not been retaliated against for reporting any allegations of wrongdoing by the Company or the Company Parties, including any allegations of corporate fraud.

5. Notwithstanding anything to the contrary contained herein, I understand that I have not waived, and am not waiving, my rights:

(a)	to enforce the provisions of this Agreement;

(b)	under COBRA;

(c)	under the Company’s 401(k) Plan and the Executive Deferred Compensation Plan, if applicable, subject to any effect of my separation under such plans;

(d)	under the Equity Agreements, subject to any effect of my separation under such agreements;

(e)	under the Company’s health savings plan, subject to any effect of my separation under such Plan; or

(f)	to claims that I may have which arise after the date that I sign this Agreement.

6. The Company and I acknowledge that this Section V does not limit either my or the Company’s right, where applicable, to file or participate in an investigative proceeding of any federal, state or local governmental agency. To the extent permitted by law, I agree that if such an administrative claim is made, I shall not be entitled to recover any individual monetary relief or other individual remedies.

7. I agree that this Section V should be interpreted as broadly as possible to achieve my intention to resolve all of My Claims, if any, against the Company and the Company Parties. If any of the release provisions contained in this Agreement are held by a court to be inadequate to release a particular claim encompassed within my claims, the Company and I agree that the release provisions contained in this Agreement will remain in full force and effect with respect to all the rest of my claims.

SECTION VI
SPECIAL ADEA WAIVER and RELEASE NOTIFICATION
I undestand that the provisions contained in this Section VI are applicable only if I am at least forty (40) years old when I sign this Agreement.

1. Section V of this Agreement includes a waiver and release of all claims under the ADEA and, therefore, pursuant to the requirements of the ADEA, I acknowledge that I have been:

(a)	advised that the waiver and release includes, but is not limited to, all claims under the ADEA arising up to and including the date of execution of this waiver and release;

(b)	advised to consult with an attorney and/or other advisor concerning my rights and obligations under this Agreement prior to my signing it; I understand that whether or not to do so is my decision. I agree that neither the Company nor the Company Parties shall be required to pay any of my attorney’s fees in connection with my consideration of this Agreement, and that the benefits and payments promised in Section III are in full and complete settlement of all matters between me and the Company, including but not limited to, attorney’s fees and costs;

(c)	advised that I have at least twenty-one (21) days within which to consider this Agreement; and

(d)	advised that I may revoke the portion of this Agreement that releases claims under the ADEA within seven (7) days of my signing it. Revocation can be made by delivering a written notice of revocation to Stanley F. Baldwin, General Counsel, AMERIGROUP Corporation, 4425 Corporation Lane, Virginia Beach, Virginia 23462. I acknowledge that for such revocation to be effective, the notice must be postmarked no later than the seventh (7th) calendar day after I signed this Agreement. I understand that if I revoke this Agreement, or any part of this Agreement, it shall not be effective or enforceable and I will not receive the benefits and payments described in Section III.

SECTION VII
CONFIDENTIALITY and COOPERATION

1. Notwithstanding anything else contained in this Agreement or in any other agreement between me and the Company, I agree that subsequent to the End Date, I shall provide complete and truthful information to, and otherwise cooperate fully with the Company in its defense of or other participation in any administrative, judicial or other proceeding arising from any charge, complaint or other action that has been or may be filed, and the Company agrees to be responsible for those costs and expenses reasonably incurred by me, including reasonable attorneys’ fees, in fulfilling my obligations pursuant to this paragraph.

2. I agree that, at any time, upon reasonable notice from the Company, I will, without further consideration, but at no expense to me, timely execute and deliver such acknowledgements, instruments, certificates, and other ministerial documents (including without limitation, certification as to specific actions performed by me in my capacity for the Company) as may be necessary or appropriate to make the provisions of this Agreement effective or to formalize and complete the Company’s corporate records; provided, however, that nothing in this paragraph will require me to take any action that I reasonably believe to be unlawful or unethical or to make any inaccurate statement of actual facts.

3. I agree that I will not recommend or suggest to any potential claimants or plaintiffs or their attorneys or agents that they initiate claims or lawsuits against the Company or the Company Parties, nor will I voluntarily aid, assist, or cooperate with any claimants or plaintiffs or their attorneys or agents in any claims or lawsuits now pending or commenced in the future against the Company or the Company Parties; provided, however, that this paragraph will not be interpreted or construed to prevent me from giving testimony in response to questions asked pursuant to a legally enforceable subpoena, deposition notice, or other legal process, during any legal proceedings or arbitrations involving the Company or the Company Parties. I agree to notify the Company of any subpoena, deposition notice, or other legal process that I receive, within three (3) days after my receipt of same. To the extent permitted by law, I agree that I waive any right that I may have to recover any individual monetary relief or other individual remedies as a result of such legal proceedings or arbitrations. I further agree that I will not provide information or testimony in any court or other legal action against the Company or the Company Parties except pursuant to a lawful subpoena or other valid legal process.

4. I understand and agree that in order to minimize disruption and distraction from on-going business operations, it is the intent of the Company and me that the terms of my separation from the Company, including the Confidential Separation Information, will be forever treated as confidential; provided, however, the Company may disclose the Confidential Separation Information in its discretion. Accordingly, except as provided below, I will not disclose the Confidential Separation Information, to anyone at any time and will not comment on this Agreement if asked about it by employees or former employees of the Company. Notwithstanding the foregoing, it will not be a violation of this Agreement for me to disclose Confidential Separation Information:

(a)	in reports to governmental agencies as required by law;

(b)	to my spouse or life partner, my attorneys, my accountants, or my tax advisors; or

(c)	in connection with any litigation proceeding involving the Company, the Company Parties’, or my rights or obligations under this Agreement.

5. I agree to return to the Company on or before the End Date, all of the Company’s documents, information (whether in paper or electronic form) and property in my possession, control or custody including, but not limited to, my security badge, keys, files, member lists, mailing lists, provider lists, account information, samples, prototypes, price lists and pricing information, passwords, codes, and all of the tangible and intangible property belonging to the Company and relating to my employment.  I further represent and warrant that I have not retained any copies, electronic or otherwise, of such property.

SECTION VIII
CORPORATE COMPLIANCE

1. I confirm that I have complied with the duties and obligations outlined in this Section VIII and I acknowledge that such compliance is a condition to my eligibility to receive the benefits and payments described in Section III. I acknowledge that I will not be eligible to receive the benefits and payments described in Section III if I am found to have committed or condoned during my employment any acts of fraud against the Company or its subsidiaries or affiliates or the government. By signing below, I confirm that:

(a)	I have not committed or condoned any such fraudulent activity;

(b) I have complied with the Corporate Compliance Program during my employment;

(c)	I have not participated in or knowingly permitted others to engage in any conduct prohibited by the Corporate Compliance Program;

(d)	I understand that I have a duty under the Corporate Compliance Program to notify the Corporate Compliance Officer of any knowledge of violation of the Corporate Compliance Program; and

(e)	I am not aware of any such violation by me or anyone else employed by the Company or the Company Parties.

2. I agree to conduct an exit interview on or before my End Date, with the Corporate Compliance Officer and will share any and all concerns regarding the operation of the Company whether or not those concerns were previously expressed to senior management of the Company. I acknowledge and agree that such exit interview will be a condition precedent to the payment of the Severance Payments by the Company.

SECTION IX
OTHER TERMS

1. This Agreement, subject to the provisions of Section IV (9) above, constitutes the entire agreement and understanding between the Company and me, and supersedes all other agreements between the Company and me, whether oral or written with respect to the subject matter hereto.

2. This Agreement shall not be assignable, in whole or in part, by me without the prior written consent of the Company. The Company may, without my consent, assign its rights and obligations under this Agreement.

3. The descriptive headings of the paragraphs and subparagraphs of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

4. This Agreement may be executed in two or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

5. This Agreement is a negotiated agreement and no term herein shall be construed against the Company or me merely because the Company or I, or our respective attorneys, proposed or drafted such term.

6. All terms of this Agreement are contractual and are not a mere recital.

7. This Agreement is entered into solely between the Company and me and, except where specifically stated in this Agreement, shall not be deemed to create any rights in any third parties or to create any obligations of the Company to any third party.

8. This Agreement is intended to comply with Section 409A. To the extent the Company or I reasonably determine that any provision of this Agreement would subject me to the excise tax under Section 409A, the Company and I agree in good faith to cooperate to reform this Agreement in a manner that would avoid the imposition of such tax while preserving any affected benefit or payment to the extent reasonably practicable without increasing the cost to the Company. To the extent required in order to comply with Section 409A, amounts that would otherwise be payable under Section III of the Agreement during the six-month period immediately following the End Date shall instead be paid on the first business day after the date that is six months following “separation from service” within the meaning of Section 409A. To the extent that a payment payable under Section III of the Agreement may be paid so as to avoid the imposition of the six-month delay in the immediately preceding sentence, the Company agrees in good faith to pay it at such time, if such payment is practical and if I have executed and not revoked the release of the Company contained herein or elsewhere. I understand that nothing contained in this Agreement is intended to constitute a guarantee of my personal tax treatment.

9. The invalidity or unenforceability of any provision contained herein shall not affect the validity of any other provisions of this Agreement, and this Agreement shall be construed in all respects as if such invalid or unenforceable provision were omitted, or, to the extent permitted by applicable law, such invalid or unenforceable paragraph shall be replaced with another paragraph as similar in terms as may be possible and as may be legal, valid and enforceable.

10. This Agreement will be interpreted and construed in accordance with, and any dispute or controversy arising from any breach or asserted breach of this Agreement will be governed by, the laws of the Commonwealth of Virginia, without regard to conflict of laws principles. The Company and I each irrevocably consent, in any dispute, action, litigation or other proceeding concerning this Agreement, to the jurisdiction of the state or federal courts having venue for the City of Virginia Beach, Virginia, and irrevocably waive, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such suit, action or proceeding in such court and further waive the right to object, with respect to such suit, action or proceeding, that such court does not have jurisdiction over the Company or me or that venue is improper.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have executed this Separation and Release Agreement as of the date set forth below as an instrument under seal.

     Witness:
WILLIAM T. KEENA

Date:      Date:

AMERIGROUP CORPORATION

By:      Witness:

Date:      Date: